Exhibit 10.4

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into by and between Linn Operating, Inc., a Delaware corporation (the “Company”), and Thomas A. Lopus (the “Employee”) (the Company and Employee are collectively referred to herein as the “Parties”) effective as of May 8, 2008 (the “Effective Date”).  Linn Energy, LLC, a Delaware limited liability company and the 100% parent of the Company (“Linn Energy”), is joining in this Agreement for the limited purpose of reflecting its agreement to the matters set forth herein as to it, but such joinder is not intended to make Linn Energy the employer of Employee for any purpose.

WHEREAS, Employee is currently employed by the Company pursuant to an Employment Agreement dated April 3, 2006 (the “Employment Agreement”); and

WHEREAS, Linn Energy has agreed to sell certain assets to XTO Energy Inc. (“XTO”) (which such transaction is referred to as the “XTO Transaction”); and

WHEREAS the Parties wish for Employee to continue his employment with the Company, pursuant to the terms of the Employment Agreement as modified herein, until the closing of the XTO Transaction; and

WHEREAS the Parties anticipate that upon the closing of the XTO Transaction,  Employee’s employment will be terminated without Cause, as defined in the Employment Agreement; and

WHEREAS the Employment Agreement contemplates the Employee’s receipt of certain severance benefits upon the termination of his employment without Cause, provided that he reaffirms certain provisions of the Employment Agreement and enters into a release of claims with the Company; and

WHEREAS the Parties wish to amend the Employment Agreement in order to specify the timing of severance payments and benefits to be provided to Employee upon a termination without Cause, which changes are intended to cause the Employment Agreement to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the Parties agree as follows:

                1.          Continued Employment Through the Closing of the XTO Transaction.  The Parties agree that Employee will continue his employment with the Company, pursuant to the terms of the Employment Agreement as modified herein, until the earlier of: (i) the Closing Date, as defined in the Asset Purchase and Sale Agreement – Appalachia Region dated April 13, 2008, between the Company, Linn Energy Holdings, LLC, Penn West Pipeline, LLC and XTO (the “Closing Date”); or (ii) September 1, 2008.  The continued employment referenced in this paragraph may be subject to earlier termination by the Company pursuant to the terms of Sections 5.1, 5.2(a), 5.2(b) or 5.5 of the Employment Agreement, but may not be terminated prior to the period referenced in the first sentence of this paragraph for any other reason.  For the avoidance of doubt, the Parties expressly agree that Employee may not terminate his employment with the

Company prior to the period referenced in the first sentence of this paragraph and that Section 5.3 of the Employment Agreement is hereby superseded in its entirety.

2.           Additional Payment.   Provided that Employee either (i) remains employed by the Company until the earlier of the Closing Date or September 1, 2008, or (ii) his employment is involuntarily terminated by the Company prior to the earlier of the Closing Date or September 1, 2008 other than for Cause, and provided that Employee executes (and does not revoke) a Release in the form attached as Exhibit A, the Company shall provide Employee with a one-time, lump sum payment of $15,416.67, payable on or before the thirtieth (30th) business day after the Termination Date (as defined in the Employment Agreement), in lieu of any bonus payment to which Employee might otherwise claim to be entitled for the Company’s fiscal year ending December 31, 2008.

3.           Termination of Employment. Unless earlier terminated pursuant to Section 5 of the Employment Agreement, Employee’s employment with the Company shall terminate on the earlier of: (i) the Closing Date; or (ii) September 1, 2008. The Parties agree that such termination will be deemed without Cause so long as it occurs on the earlier of: (i) the Closing Date; or (ii) September 1, 2008, and that all notice provisions of Section 5.4 of the Employment Agreement are waived in the event of such a termination.

4.           Severance Benefits. The termination of Employee’s employment without Cause will qualify Employee for severance benefits pursuant to Sections 6.4(a)(ii) and (iv) of the Employment Agreement.  The Parties desire to amend the Employment Agreement’s provisions to specify the timing of Employee’s receipt of those benefits.  Accordingly, if Employee executes (and does not revoke) a Release in the form attached as Exhibit A, and has satisfied all of the other terms and conditions set forth in this Agreement, the Company will provide Employee the following:

(a)
beginning on the Payment Date, the Company shall pay to Employee twenty- four (24) monthly payments of $15,416.67, which payments each represent one-twelfth (1/12) of Employee’s annual Base Salary at the highest rate in effect during the thirty-six (36) month period prior to the Termination Date.

(b)
beginning on the Payment Date, if Employee is eligible for continuation insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and has timely elected COBRA continuation coverage under the applicable group health plan of the Company, then with respect to the period beginning on the Termination Date and continuing through the earlier of the end of the period for which Employee is eligible by law to receive COBRA continuation coverage under the Company’s group health plan and 24 months from the Termination Date, the Company shall reimburse Employee for his costs for such continuation coverage.  In order to receive such reimbursement, Employee must not be eligible for substantially similar benefits under the group health plan of any other employer.  The first reimbursement shall be made on the Payment Date and the amount of such first reimbursement shall include all costs of COBRA continuation coverage for which Employee is entitled to reimbursement hereunder for the period beginning on the Termination Date and ending on the Payment Date.  Thereafter, reimbursement payments pursuant to this paragraph shall be made on a monthly basis provided that Employee remains entitled to reimbursements hereunder.

The “Payment Date,” as used herein, means the date that is six months after the Termination Date.  For all purposes of this Agreement and the Employment Agreement, the Termination Date shall occur when Employee incurs a “separation from service” with the Company within the meaning of Section 409A(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.  The Parties recognize that by performing its obligations pursuant to this Section 4, the Company will satisfy all of its obligations under Sections 6.4(a)(ii) and (iv) of the Employment Agreement.  The Parties further agree that all of the Company’s obligations with regard to Severance Benefits set forth in Sections 6.4(a)(ii) and (iv) of the Employment Agreement are superseded in their entirety by the provisions of this Agreement.

5.           Payments of Accrued Base Salary, Reimbursements and Bonuses.

(a)           The Company shall pay to Employee all of the accrued but unpaid Base Salary that he has earned through the Termination Date.  Such payment will be made no later than the next regular payday following the Termination Date on which Employee’s Base Salary would otherwise have been due and payable if not for the termination of Employee’s employment.

(b)           Within thirty days of the Termination Date, the Company shall reimburse Employee for all expenses described in Section 4.1 of the Employment Agreement for which Employee has submitted timely receipts prior to the Termination Date.

(c)           The Parties recognize that Employee has been paid all accrued bonuses owed to him under the Employment Agreement and that he will earn no additional bonus, whether in whole or in part, pursuant to the Employee Bonus Plan for the Company’s fiscal year ending December 31, 2008.

(d)           The Parties recognize that by performing its obligations pursuant to this Section 5, the Company will satisfy all of its obligations under Section 6.4(a)(i) of the Employment Agreement.  The Parties further agree that all of the Company’s obligations with regard to Severance Benefits set forth in Section 6.4(a)(i) of the Employment Agreement are superseded in their entirety by the provisions of this Agreement.

6.           Incentive Plan Rights.

(a)           The Parties recognize that a termination without Cause will entitle Employee to certain rights under option agreements and restricted unit agreements which he has previously entered and which have been awarded under the terms of the Linn Energy, LLC Long Term Incentive Plan or any successor plan (the “Incentive Plan”).  Employee’s rights under those agreements will be governed by the terms and conditions of the applicable agreements and the Incentive Plan.

(b)           The Parties recognize that the Compensation Committee of the Board of Directors of Linn Energy has recommended that Employee be granted an award of 6,800 restricted Units (as defined in the Incentive Plan) under the terms of the Incentive Plan, which such award shall be granted promptly following, and conditioned upon, the approval by the Unit holders of Linn Energy of an increase in the maximum number of Units subject to awards under the Incentive Plan.  The Parties recognize that Employee’s rights regarding such an award will be governed by the terms and conditions of the applicable restricted unit agreement and Incentive Plan, if applicable.  In the event that such approval is not obtained by the Payment Date, if employee executes (and does not revoke) a Release in the form attached as Exhibit A, and has satisfied all the other terms and conditions set forth in this Agreement, on the Payment Date, the Company will pay a lump sum cash payment in an amount equal to the Fair Market Value (as defined in the Incentive Plan) of 6,800 Units, determined as of the Payment Date, in lieu of the Incentive Plan award described in this paragraph.

7.           Affirmation of Restrictive Covenants.

(a)           Employee recognizes that in connection with his employment with the Company, he has obtained Confidential Information, as defined in the Employment Agreement.  Employee further recognizes that the restrictive covenants set forth in Section 7 of the Employment Agreement are necessary to protect the Company’s legitimate business interests, including its confidential and proprietary information, trade secrets and goodwill.  Accordingly, Section 7 of the Employment Agreement is hereby incorporated by reference in this Agreement, as if set forth fully herein.  Employee acknowledges his continuing obligations under Section 7 of the Employment Agreement and reaffirms his duties to abide by the terms of Section 7 of the Employment Agreement, including but not limited to its requirements regarding Confidential Information (Section 7.1), Return of Property (Section 7.2), Non-Compete Obligations (Section 7.3), Non-Solicitation (Section 7.4) and Assignment of Developments (Section 7.5).

(b)           Notwithstanding the foregoing Section 7(a) of this Agreement, the Parties agree that it shall not be a breach of Employee’s obligations under Section 7.3 of the Employment Agreement if, after the Termination Date, he accepts employment with XTO or any other company, and performs services directly for XTO or any other company (including those services specified in Section 7.3(b) of the Employment Agreement), so long as, during the periods specified in Section 7.3(b) of the Employment Agreement, such services are performed only with regard to the Appalachia region.

(c)           If, following the Termination Date, Employee violates in any material respect any of the covenants set forth in this Agreement (including, without limitation, his covenants pursuant to Section 7 of the Employment Agreement as modified herein), Employee will have no further right or claim to any payments or other benefits to which the Employee may otherwise be entitled under Section 4 of this Agreement from and after the date on which Employee engages in such activities, the Company will have no further obligations with respect to such payments or benefits, and the covenants in Section 7 will nevertheless continue in full force and effect.  The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.

8.           Statements Concerning the Company.  Employee agrees that he shall refrain from publishing any oral or written statements about Linn Energy, the Company, any of their affiliates or any of the Company’s, Linn Energy’s or any of their affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous, or defamatory, (b) disclose Confidential Information of the Company, Linn Energy, any of their affiliates or any of the Company’s, Linn Energy’s, or any of their affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, Linn Energy, any of their affiliates, or any of the Company’s, Linn Energy’s, or any of their affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public.  The Company and Linn Energy agree that they shall refrain from publishing any oral or written statements about Employee that (a) are slanderous, libelous, or defamatory, (b) disclose Confidential Information of Employee, or (c) place Employee in a false light before the public.  A violation or threatened violation of this paragraph 8 may be enjoined by the courts.  The rights afforded the Employee, Company, Linn Energy and their affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

9.           No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.           Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law thereof.

11.           Severability. To the extent permitted by applicable law, the Company and Employee hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Company and Employee’s bargain hereunder.

12.           Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

14.           Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise.  The Company may assign its rights hereunder to an affiliate.  Except as set forth in the previous two sentences, and except that any payments due Employee under this Agreement shall be assignable by the Employee by will or the laws of descent and distribution, this Agreement and the rights and obligations of the Parties hereunder are personal and neither this Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

15.           Amendment; Entire Agreement.  This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by both parties.  This Agreement and the Employment Agreement as modified herein constitute the entire agreement of the parties with regard to the subject matter hereof.  The provisions of this Agreement amend and supersede any contrary provision of the Employment Agreement; to the extent there is any conflict between the Employment Agreement and this Agreement, this Agreement governs and is binding upon the Parties.

16.           Defined Terms.  Unless expressly defined herein, all capitalized terms shall have the same definition given to them in the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

LINN OPERATING, INC.

By:/s/ Mark E. Ellis
Name: Mark E. Ellis
Title:President and Chief Operating Officer

EMPLOYEE:

/s/ Thomas A. Lopus
Thomas A. Lopus

LINN ENERGY, LLC

By:/s/ Mark E. Ellis
Name: Mark E. Ellis
Title:President and Chief Operating Officer

APPENDIX A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Separation Agreement (the “Separation Agreement”) dated as of May __, 2008, by and among Thomas A. Lopus (“Employee”) and Linn Operating, Inc. (the “Company”).

(a)  For good and valuable consideration, including the Company’s contemporaneous provision of certain payments and benefits to Employee in accordance with Sections 2 and 4 of the Separation Agreement, Employee hereby releases, discharges and forever acquits the Company, Linn Energy, LLC and their respective Affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement including without limitation any alleged violation through the date of this Agreement of:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any state anti-discrimination law; (xii) any state wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Separation Agreement and any stock option or other equity compensation agreement between Employee and a Company Party; and (xvii) any claim for compensation or benefits of any kind not expressly set forth in the Separation Agreement or any such stock option or other equity compensation agreement (collectively, the “Released Claims”).  In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, (b) any claim to vested benefits under an employee benefit plan,  (c) any claims under the terms of the Separation Agreement, or (d) any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company’s (or an subsidiaries’) organizational documents or any directors and officers liability insurance policies maintained by the Company.  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of

Employee’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.  Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)           Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

(c)           By executing and delivering this Agreement, Employee acknowledges that:

(i)           Employee has carefully read this Agreement;

(ii)	Employee has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company;

(iii)
Employee has been and hereby is advised in writing that Employee may, at Employee’s option, discuss this Agreement with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so; and

(iv)
Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated in the Severance Agreement and herein; and Employee is signing this Agreement voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Agreement.

           Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be delivered to the Company before 11:59 p.m., Pittsburgh, Pennsylvania time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.

Executed on this ___________ day of _____________, _________.

_________________________________
Thomas A. Lopus

STATE OF __________________         §

                                                                        §

COUNTY OF _______________             §

BEFORE ME, the undersigned authority personally appeared Thomas A. Lopus, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this _____ day of ______________, ________.

_____________________________________

NOTARY PUBLIC in and for the

State of ___________________

My Commission Expires:  ___________________

Identification produced: